Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARBYLAN THERAPEUTICS, INC.

Carbylan Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

First: The name of the Corporation is Carbylan Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 under the name Sentrx Surgical, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on December 19, 2012 under the name Carbylan Biosurgery, Inc. and a Certificate of Amendment on March 7, 2014 under the name Carbylan Therapeutics, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on April 16, 2015. The Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment on November 21, 2016.

Second: Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is KalVista Pharmaceuticals, Inc.”

Third: The foregoing amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this      day of November 21, 2016.

CARBYLAN THERAPEUTICS, INC.

By:	/s/ David M. Renzi
Name:	David M. Renzi
Title:	President and Chief Executive Officer

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